CERTIFICATE OF AMENDMENT
TO THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE BEAUTY HEALTH COMPANY

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

The Beauty Health Company (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify as follows:

1.The name of the Corporation is The Beauty Health Company. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 8, 2020. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 28, 2020. A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 4, 2021 (the “Second Amended and Restated Certificate of Incorporation”).

2.This Amendment to the Second Amended and Restated Certificate of Incorporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

3.Section 5.2 of Article V of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“(a) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting following his or her election, and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.”

4.The foregoing amendment was duly adopted was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

5.This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned duly authorized officer this 6th day of June, 2024.

THE BEAUTY HEALTH COMPANY

By:	/s/ Brenton L. Saunders

Name: Brenton L. Saunders
Title: Chairman of the Board